Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/31/2016	Investors:	Chris Stent, 630-623-3801
	Media:	Terri Hickey, 630-623-5593

MCDONALD’S USA PRESIDENT MIKE ANDRES
TO RETIRE AT END OF 2016;
CHRIS KEMPCZINSKI NAMED NEW USA PRESIDENT
McDonald’s announces additional leadership changes

Oak Brook, IL - McDonald’s Corporation (NYSE: MCD) today announces the retirement of U.S. President Mike Andres and the subsequent appointment of Chris Kempczinski, Executive Vice President of Strategy, Business Development and Innovation, to lead the U.S. business effective Jan. 1, 2017.

“Mike has been relentless in his commitment to building a better brand,” said McDonald’s President and CEO Steve Easterbrook. “From significant strides in food quality to meaningful customer initiatives like All Day Breakfast and forging an even stronger partnership between U.S. operators and the company, his commitment to our customers is unmistakable.

“As we thank Mike for his contributions, we are confident Chris is the right leader to build upon our U.S. progress and bring a new level of convenience and excitement to the restaurant experience,” Easterbrook added. “His proven track record of driving change is invaluable as we continue to transform McDonald’s into a modern, progressive burger company.”

Kempczinski will begin to focus his efforts on the U.S. business as he and Andres work together to ensure a smooth transition in the months ahead.

“With the strides we have made in the U.S. business this is the right time for me to retire,” Andres said. “I’m proud of the work we have done to put our customers first and enhance our menu so customers can feel good about eating the food they love at McDonald’s.”

Prior to joining McDonald’s last year, Kempczinski served in various strategy and operational positions with some of the world’s leading consumer companies, most recently as Executive Vice President, Growth Initiatives and President of International at Kraft Foods Group.

“I look forward to building upon the significant progress in the U.S., and continuing the innovation and collaboration among our owner-operators, suppliers and employees to take McDonald’s to the next level,” Kempczinski said.

McDonald’s also announces additional leadership changes today:

•
In addition to his current role as President of the International Lead Markets, Doug Goare will take on the role of Chief Restaurant Officer, overseeing a number of business functions managed by Chief Administrative Officer Pete Bensen who is retiring in September. In this expanded role, he will oversee supply chain, information technology, global restaurant operations, development and digital business functions. This streamlined structure further supports McDonald’s commitment to move quickly on customer-focused initiatives.

•
Lucy Brady has been named Senior Vice President of Corporate Strategy and Business Development. She joins McDonald’s in September and will take on the role vacated by Kempczinski overseeing strategy development, planning and innovation to drive growth for the company. As a Senior Partner and Managing Director at The Boston Consulting Group she led several turnaround and strategic growth initiatives.

“I am confident we have the right leaders in place to accelerate our turnaround and further strengthen the McDonald’s brand,” Easterbrook said.

About McDonald’s
McDonald's is the world's leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.

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